Exhibit 99.1

Workiva Announces Proposed Private Offering of $525 Million of Convertible Senior Notes

NEW YORK – August 14, 2023 – Workiva Inc. (NYSE: WK), the world’s leading cloud platform for assured, integrated reporting, today announced that it plans to offer, subject to market and other conditions, $525 million principal amount of its Convertible Senior Notes due 2028 (the “2028 Notes”) through a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Workiva expects to grant the initial purchasers an option to purchase, for settlement within a 13-day period from, and including, the date the 2028 Notes are first issued, up to an additional $75 million principal amount of the 2028 Notes.
The 2028 Notes will be senior unsecured obligations of Workiva, and interest will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024. In certain circumstances and during certain periods, the 2028 Notes may be converted, at the option of holders, into cash, shares of Workiva’s Class A common stock, or a combination of cash and shares of Workiva’s Class A common stock, at Workiva’s election. The interest rate, conversion rate and certain other terms of the 2028 Notes are to be determined upon pricing of the offering.
Workiva intends to use the net proceeds from the offering of the 2028 Notes to repurchase for cash a portion of its 1.125% Convertible Senior Notes due 2026 (the “2026 Notes”) as described below. Workiva intends to use the remaining net proceeds for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, assets, solutions, or businesses, although Workiva has no present commitments or agreements to enter into any such transactions.
Contemporaneously with the pricing of the 2028 Notes in the offering, Workiva expects to enter into one or more separate and individually negotiated transactions with one or more holders of the 2026 Notes to repurchase the 2026 Notes for cash on terms to be negotiated separately with each holder. The terms of each 2026 Note repurchase are anticipated to be individually negotiated with each holder of the 2026 Notes and will depend on several factors, including the market price of Workiva’s Class A common stock and the trading price of the 2026 Notes at the time of each such note repurchase. No assurance can be given as to how much, if any, of the 2026 Notes will be repurchased or the terms on which they will be repurchased. Workiva expects that holders of the 2026 Notes that are repurchased in the concurrent repurchases described above and that have hedged their equity price risk with respect to such 2026 Notes may enter into or unwind various derivatives with respect to Workiva’s Class A common stock (including entering into derivatives with one or more of the initial purchasers of the 2028 Notes or their respective affiliates) and/or purchase shares of Workiva’s Class A common stock concurrently with or shortly after the pricing of the 2028 Notes. This activity could increase (or reduce the size of any decrease in) the market price of Workiva’s Class A common stock, including concurrently with the pricing of the 2028 Notes, resulting in a higher effective conversion price of the 2028 Notes.
The 2028 Notes will be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Act. Neither the 2028 Notes nor any shares of Workiva’s Class A common stock issuable upon conversion of the 2028 Notes have been or will be registered under the Act, or under any state securities laws or laws of any foreign jurisdiction, and may not be offered or sold in the

United States or to U.S. persons without registration under, or an applicable exemption from the registration requirements of, the Act.
This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether Workiva will be able to consummate the offering of 2028 Notes, the final terms of such offering, the satisfaction of customary closing conditions with respect to the offering, prevailing market conditions and the anticipated use of net proceeds. Forward-looking statements may be identified by the use of the words “may,” “will,” “expect,” “intend,” and other similar expressions. These forward-looking statements are based on estimates and assumptions by Workiva’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks. Actual results may differ materially from those anticipated or predicted by Workiva’s forward-looking statements.
For more information on these and other risks affecting Workiva’s business, please refer to the “Risk Factors” sections included in Workiva’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in Workiva’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023. The forward-looking statements contained in this news release are made as of the date hereof, and Workiva does not assume any obligation to update such statements.

About Workiva
Workiva Inc. (NYSE:WK) is on a mission to power transparent reporting for a better world. We build and deliver the world’s leading cloud platform for assured, integrated reporting to meet stakeholder demands for action, transparency, and disclosure of financial and non-financial data. Workiva offers the only unified SaaS platform that brings customers’ financial reporting, Environmental, Social, and Governance (ESG), and Governance, Risk, and Compliance (GRC) together in a controlled, secure, audit-ready platform. Our platform simplifies the most complex reporting and disclosure challenges by streamlining processes, connecting data and teams, and ensuring consistency.

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Investor Contact:		Media Contact:
Mike Rost		Darcie Brossart
Workiva Inc.		Workiva Inc.
investor@workiva.com		press@workiva.com